Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 85 to Registration Statement No. 002-93601 on Form N-1A of our reports each dated September 28, 2009 relating to the financial statements and financial highlights of Fidelity Securities Fund, including Fidelity OTC Portfolio and Fidelity Series Small Cap Opportunities; and our reports dated September 29, 2009 for Fidelity Real Estate Income Fund and Fidelity Blue Chip Growth Fund, each appearing in the Annual Report on Form N-CSR of Fidelity Securities Fund for the year ended July 31, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 5, 2009